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                                                                 EXHIBIT 2(n)(2)


KPMG Peat Marwick LLP
111 North Orange Avenue, Suite 1600
P.O. Box 3031
Orlando, FL 32802

The Board of Directors
Royce Global Trust, Inc.

We consent to the use of our report on the statement of changes in net assets for the year ended December 31, 1995 and the selected per share data and ratios for each of the years in the seven-year period ended December 31, 1995 and the period March 2, 1988 (commencement of operations) to December 31, 1988 of All Seasons Global Fund, Inc. (now called Royce Global Trust, Inc.) incorporated herein by reference and to the reference to our firm under the heading "Experts" and "Financial Highlights" in the Registration Statement on Form N-2,
No. 333-34325.

                                                   /s/ KPMG Peat Marwick LLP
Orlando, Florida
November 11, 1997





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